CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Post-Effective Amendment to Registration Statement No. 333-89354 on Form N-1A of our reports dated May 29, 2024, relating to the financial statements and financial highlights of the Pioneer Fundamental Growth Fund and Pioneer Multi-Asset Ultrashort Income Fund, appearing in the Annual Report on Form N-CSR of Pioneer Series Trust X for the year ended March 31, 2024, and to the references to us under the headings “Financial highlights” in the Prospectuses and “Independent registered public accounting firm” and “Financial statements” in the Statement of Additional Information, which are part of such Registration Statement.

Boston, Massachusetts
July 25, 2024